SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 5, 2012

(Date of Report (Date of Earliest Event Reported))

EXTRA SPACE STORAGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32269	20-1076777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

(Address of Principal Executive Offices)

(801) 365-4600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 8.01 OTHER EVENTS

On November 5, 2012, Extra Space Storage Inc. (the “Company”) entered into an underwriting agreement with Citigroup Global Markets Inc. (the “Underwriter”) pursuant to which the Company agreed to issue and sell to the Underwriter 5,200,000 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), plus up to an additional 780,000 shares of Common Stock pursuant to the Underwriter’s option to purchase additional shares. The offering, including the additional shares sold pursuant to the Underwriter’s full exercise of its option, closed on November 9, 2012. Net proceeds of the offering were approximately $202.9 million after deducting the underwriting discount and estimated expenses.

The Company intends to use the net proceeds of this offering to fund its previously-announced acquisitions of 28 properties that are under contract or letter of intent with an aggregate purchase price of approximately $190.2 million, to repay a portion of the outstanding indebtedness under its secured lines of credit and for other general corporate and working capital purposes.

The Company’s pending acquisitions are subject to the completion of due diligence, the satisfaction of other closing conditions and, in the case of the acquisition under letter of intent, the negotiation and execution of a definitive purchase agreement. The Company intends to close each of these acquisitions by December 31, 2012; however, there can be no assurances that these conditions will be satisfied or that the acquisitions will close on the terms described herein, or at all.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) The following exhibits are filed herewith:

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of November 5, 2012, among the Company, Extra Space Storage LP and Citigroup Global Markets Inc.

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2012	EXTRA SPACE STORAGE INC.

	By	/s/ Charles L. Allen
		Name:	Charles L. Allen
		Title:	Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of November 5, 2012, among the Company, Extra Space Storage LP and Citigroup Global Markets Inc.

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto)